UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 11, 2007

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13783	76-0542208

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1800 West Loop South, Suite 500
Houston, Texas	77027

(Address of principal	(Zip Code)
executive offices)

Registrant's telephone number, including area code: (713) 860-1500

NOT APPLICABLE

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

      (b) On December 14, 2007, Curt L. Warnock, Senior Vice President-Law, General Counsel and Secretary informed the Company of his intent to resign his position following the Company’s successful search and selection of his successor. Mr. Warnock’s resignation will not be effective until such time as his successor is appointed.

     (c) On December 11, 2007, the Board of Directors of Integrated Electrical Services, Inc. (the “Company”) appointed Senior Vice President and Chief Financial Officer Raymond K. Guba to the additional position of Chief Accounting Officer. For further information concerning Mr. Guba and his employment agreement, refer to the Company’s Current Report on Form 8-K filed on April 13, 2007, which is incorporated herein by reference.

     (e) On December 11, 2007, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company approved salary adjustments and cash awards under the 2007 Executive Leadership Team Incentive Compensation Plan (the “Plan”). During fiscal year 2007, the Company failed the threshold operating income requirements to earn an incentive for this Plan component which made up one half of the possible 100% payment target. However, the Company achieved 200% of the annual operating cash flow target which made up the half of the target which would have resulted in a 100% earned award for Chief Executive Officer and President Michael J. Caliel, Senior Vice President and Chief Financial Officer Raymond K. Guba, Senior Vice President-Law, General Counsel and Secretary Curt L. Warnock and Senior Vice President-Human Resources Robert B. Callahan. The Committee exercised its discretionary authority and reduced the award to these individuals by 20% each given the Company’s overall financial performance during the fiscal year. As a result, Mr. Caliel received a cash payment of $400,000, a reduction from his target which was 100% of his annual salary. In addition, Mr. Caliel was given a salary increase to $567,000 effective January 1, 2008. The Committee believed that the salary and incentive compensation paid to Mr. Caliel is appropriate and warranted in light of his performance, particularly: (a) achieving certain financial based measurements of the Company in the first year of his duties, (b) the meaningful progress toward restructuring and alignment of the business, (c) rebuilding the senior leadership team, and (d) the continued successful management of institutional risk for the Company.

     Mr. Guba received a cash payment of $66,739, a reduction from his target which was 75% of his annual salary and was prorated to reflect the fact he commenced employment on April 10, 2007. In addition, Mr. Guba received a salary increase to $365,000 effective January 1, 2008. The Committee believed that the salary and incentive compensation which was paid to Mr. Guba was appropriate and warranted in light of his performance, particularly: (a) the successful restructuring and alignment of the business, (b) commencement of SG&A reduction through consolidation of financial operations, and (c) the successful management of institutional risk for the Company. Mr. Callahan received a cash payment of $80,000, a reduction from his target which was 50% of his annual salary. In addition, Mr. Callahan received a salary increase to $220,000 effective January 1, 2008. The Committee believed that the salary and compensation paid to Mr. Callahan is appropriate and warranted in light of Mr. Callahan’s performance, particularly: (a) his contribution to rebuilding the Company’s senior leadership team, (b) developing the Company’s organizational capabilities review process and (c) fiscal management of the Company’s health and welfare plans. Mr. Warnock received a cash payment of $92,700, a reduction from his target which was 50% of his annual salary. The Committee believed that this payment was appropriate and warranted in light of Mr. Warnock’s contribution to the successful completion of shareholder value strategies including, entity consolidation, management and control of litigation risk and meaningful progress toward corporate restructuring. In light of the fact that Mr. Warnock announced his intention to resign from the Company upon the appointment of his successor he was not given a salary increase.

     On December 17, 2007, the Committee established the goals and objectives upon which Mr. Caliel will be evaluated in FY 2008. These goals include achieving annual operating income cash flow goals, increasing annual revenues while achieving budgeted operating margins, sustaining a strong balance sheet and enhancing free cash flow, driving long term strategic growth through expansion of served markets, building a strong leadershipteam and corporate culture, managing risk and reputation of the business and leading the Board activities to promote excellence in governance. These goals are based on the Company's 2008 operating plan, a proprietary internal document which outlines the Company's operational strategies and will be difficult to meet based upon the ongoing consolidation efforts relating to the restructuring program, strategic and operational initiatives, market and competitive factors, general economics conditions, management changes and material weakness in the accounting area.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    INTEGRATED ELECTRICAL SERVICES, INC.

Date: December 18, 2007                      /s/ Curt L. Warnock

                                    Curt L. Warnock

                                    Senior Vice President and General Counsel